PRESS RELEASE	EXHIBIT 99.01

Scripps provides operating forecasts for two post-separation companies

For immediate release                                                                                                              (NYSE: SSP)

June 3, 2008

CINCINNATI – The E. W. Scripps Company, which will separate into two publicly traded companies effective July 1, has provided second-half 2008 financial forecasts for the respective businesses that will be operated by the two enterprises following completion of the transaction.

When the separation is complete, The E. W. Scripps Company will continue to operate newspapers in 15 markets from coast-to-coast; 10 broadcast television stations that are concentrated in Top 50 U.S. markets, and United Media, the licensing and syndication home of the Peanuts and Dilbert comic strips and 150 other creative properties.

The new company that is being created in the separation — Scripps Networks Interactive Inc. — will operate lifestyle television networks HGTV, Food Network, DIY Network, Fine Living Network and Great American Country, and their associated Web sites. Scripps Networks Interactive also will operate online comparison shopping services, Shopzilla and uSwitch.

THE E. W. SCRIPPS COMPANY

The financial forecast for The E.W. Scripps Company during the second half of 2008 is as follows:

Total newspaper revenues are expected to be down 8 to 10 percent compared with the prior-year period, reflecting continued industry-wide weakness in local retail and classified advertising sales, particularly in the company’s California and Florida markets. Total newspaper expenses are expected to be flat with the prior-year period.

Total television station revenues are expected to be up 16 to 18 percent, primarily due to anticipated increases in political advertising associated with the general election in November. Political advertising revenue is projected to be $38 million during the second half of the year. Total expenses are expected to be up about 4 percent.

Licensing and other media, primarily United Media, is expected to generate about $6 million in segment profit during the second half of 2008.

Other items

•	Corporate expense: $20 to $23 million, excluding separation-related costs

•	Net debt: Approximately $50 million on July 1

•	Capital expenditures: $45 million

•	Tax rate: 38 percent

•	Quarterly dividend: Expected initially to be set at about 6.5 cents per share on approximately 163 million shares outstanding.

Goodwill currently recorded on the balance sheet of The E. W Scripps Company totals $1 billion, of which $800 million is allocated to the newspaper segment. The company will continue to test goodwill for impairment annually during the fourth quarter. However, an earlier test may be required if circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its book value. With respect to our newspaper reporting unit, those circumstances include, among other things, market valuations of publicly traded newspaper companies and valuations indicated by private sales of newspaper assets.

SCRIPPS NETWORKS INTERACTIVE INC.

The financial forecast for Scripps Networks Interactive during the second half of 2008 is as follows:

Total Scripps Networks revenues are expected to increase by a mid- to high-single digit percentage during the second half of the year. Total revenue growth for the full year 2008 is expected to reach the upper end of the company’s previously issued full-year guidance of 8 to 10 percent growth. Growth in total expenses for Scripps Networks is expected to be in line with revenue growth.

Segment profit for the company’s online comparison shopping services, Shopzilla and uSwitch, is expected to be $35 to $38 million in the second half of the year.

Other items

•	Corporate expense: $20 to $23 million, excluding separation-related costs

•	Minority interest: $44 to $45 million

•	Net debt: Approximately $375 million on July 1

•	Capital expenditures: $50 million

•	Tax rate: 33 to 34 percent

•	Quarterly dividend: Expected initially to be set at about 7.5 cents per share on approximately 163 million shares outstanding.

ABOUT THE TRANSACTION

The E. W. Scripps Company’s board of directors in October 2007 authorized management to pursue a separation of Scripps into two companies, one focused on national and global lifestyle media and interactive services and the other on market-leading local media franchises.

The separation will take the form of a tax-free distribution of stock to Scripps shareholders in Scripps Networks Interactive Inc. Post-transaction, Scripps shareholders will continue to own stock in both companies.

Completion of the transaction is pending a determination by the Securities and Exchange Commission as to the effectiveness of the new company’s Form 10 information statement. Scripps is responding to a second round of preliminary comments that were received from the SEC in May.

The transaction also requires the approval of The E. W. Scripps Company’s controlling class of shareholders, who will vote on the issue at the company’s annual shareholders meeting on June 13. There is no public market for the controlling Common Voting Shares. Ohio law does not require a vote on the transaction by holders of the company’s publicly traded Class A Common Shares.

If approved, all shareholders of record (as of June 16) will receive one share of Scripps Networks Interactive stock on July 1 for each share of stock they own in The E. W. Scripps Company.

The Scripps board of directors also approved a one-for-three reverse stock split for shares in The E. W. Scripps Company that will take effect on July 16, pending shareholder approval.

The reverse stock split applies only to shares in The E. W. Scripps Company, which will continue to be traded on the New York Stock Exchange under the symbol SSP. The proposed reverse stock split requires approval of both Class A and Common Voting shareholders, who will vote on the matter during a special shareholders meeting on July 15. If approved, all Scripps shareholders will be deemed to own one share of SSP for each three that they own on July 15. The reverse stock split would become effective July 16.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements related to the company’s businesses, including the proposed separation plan, that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

ABOUT SCRIPPS

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 15 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com